Exhibit 10.1.53

THE USE OF THE FOLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

Amended and Restated

Manufacturing Services and Product Supply Agreement

Between

Qualcomm Technologies, Inc. and Gogo LLC

This Amended and Restated Manufacturing Services and Product Supply Agreement (the “Agreement”) is entered into effective as of May 19, 2014 (“Amended and Restated Effective Date”) by and between Gogo LLC, a Delaware limited liability company (fka as Aircell LLC) (“Customer”), with its principal place of business at 1250 N. Arlington Heights Road, Suite 500, Itasca, IL 60143, and Qualcomm Technologies, Inc., a Delaware corporation (“QTI”), with its principal place of business at 5775 Morehouse Drive, San Diego, California 92121-1714, with respect to the following facts:

WHEREAS, Customer and QTI’s parent, Qualcomm Incorporated, had previously entered into that certain Manufacturing Services and Product Supply Agreement (the “Prior Agreement”) effective as of September 4, 2007, as amended.

WHEREAS Customer desires to purchase from QTI, and QTI desires to sell to Customer, Product(s) for resale from time to time under Purchase Orders in accordance with this Agreement.

AGREEMENT

NOW, THEREFORE, the parties, in consideration of the mutual promises set forth herein, agree as follows:

ARTICLE 1: Definitions. The following capitalized terms shall have the meanings set forth below. Any capitalized terms not defined in this Section 1 or elsewhere in this Agreement shall have the meanings ascribed to them in the Development Agreement.

“Affiliate(s)” shall mean any person or entity (i) which directly or indirectly controls, or is controlled by, or is under common control with a party or (ii) which, if publicly traded, has twenty percent (20%) or more of the voting securities directly or indirectly beneficially owned by a party. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

“Gogo System” means a system designed to provide air-to-ground wireless broadband services.

“Agreement” means this Agreement and the Exhibits attached hereto, and any subsequent amendments to this Agreement to which the Parties agree in writing.

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“Costs” shall mean all amounts paid or incurred by QTI applicable to Work in progress and, with respect to any non-delivered portion of the Products, for components, parts, tools or test equipment that cannot be canceled or returned for refund, and/or any restocking fees or back billing for reduction in quantities purchased.

“Deliverables” means the Products delivered by QTI hereunder as further described in Article 3.1.

“Design Documentation” means all schematics and test, assembly and package documentation relating to the Product, including all design, specification and assembly documentation and data files for Materials, which is necessary for the production, manufacture, qualification, testing and delivery of the Product to be attached as Exhibit A.

“Development Agreement” means that certain Development Agreement by and between Customer and QTI dated September 4, 2007.

“EOL Invoice” shall have the meaning set forth in Article 4.4.1.

“Factory Refurbished Unit” shall mean a Product which is the same as or equivalent to a Product that is returned for warranty service, which has been restored to good working order and refurbished in accordance with QTI’s standard procedures, in a condition at least as good as the unit returned, which has been reprogrammed with the most current version of Software, shipped in non-retail packaging and covered by a warranty equal to the greater of (a) ninety (90) days from QTI’s delivery thereof to the FCA Point or (b) the time remaining in the Warranty Period covering the original Product.

“Factory Testing” means the factory testing to be conducted by QTI prior to delivery of the Product. Such Factory Testing is limited to confirmation that the Product is capable of being activated on the Gogo System.

“FCA Point” means QTI’s San Diego manufacturing facility or such other QTI facility as QTI may notify Customer from time to time.

“Information” shall have the meaning set forth in Article 20.

“Initial Purchase Order” or “Initial P.O.” means the non-cancelable Purchase Order submitted on the Amended and Restated Effective Date for the quantity of Products, pricing and delivery schedule as set forth below.

“Marks” shall mean the QTI trademarks which QTI places on Product(s).

“Materials” shall mean the Bill of Materials (BOM) required for the manufacture of the Product.

“NTF” or “No Trouble Found” means a Product returned to QTI which QTI has, in good faith and after applicable testing, found not to be defective.

“Parties” means Customer and QTI, who are the principals of this Agreement.

“Parts Purchase Invoice” shall have the meaning set forth in Article 4.4.1.

“Price” means the price per unit to be paid to QTI by Customer for Product. [***].

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“Product” means (i) the modem card described in that certain Aircell Aircard Product Definition Document dated July 2, 2007 Revision #C, including Software, manufactured, assembled, provisioned and programmed by QTI in compliance with the requirements of this Agreement and the applicable Design Documentation (the “Original Aircard”) and (ii) the modem card described in that certain Aircell Aircard Product Definition Document developed in connection with the Statement of Work agreed to by the Parties in that certain Amendment No. 2 to the Development Agreement dated as of even date with such Amendment No. 2 (the “New Aircard”), including Software, manufactured, assembled, provisioned and programmed by QTI in compliance with the requirements of this Agreement and the applicable Design Documentation. Customer acknowledges that QTI shall only be obligated to ship New Aircards (and no additional Original Aircards) after October 1, 2013.

“Purchase Order” or “P.O.” means Customer’s written authorization issued to QTI for the purchase of Product(s) pursuant to this Agreement.

“QTI Intellectual Property” means present and, to the extent developed during the Term, future intellectual property owned or licensed by QTI, or developed, created or reduced to practice by QTI, its Affiliates, agents, and/or subcontractors, including but not limited to any and all such intellectual property rights as may be incorporated or embodied in the Deliverables, to include without limitation, the Product and any documentation developed under this Agreement.

“RMA Procedures” means the set of procedures found on QTI’s official website which describes the process and documentation required for the return by Customer of products to QTI. A copy of RMA Procedures is attached as Exhibit C.

“Software” means the proprietary software provided by QTI as part of the deliverable required by Milestone 5 of the Development Agreement.

“Term” shall have the meaning set forth in Article 16.

“Warranty Period” twelve (12) months from the date of acceptance thereof by Customer.

“Work” means the services required to be performed by QTI pursuant to the terms and conditions of this Agreement, as more particularly defined in Article 2.1 herein.

Article 2. SCOPE OF WORK.

2.1 QTI.

2.1.1 Manufacture and Supply. QTI will use reasonable commercial efforts to manufacture, provision and deliver Products to Customer in accordance with the Design Documentation listed on Exhibit A, and the Delivery Schedule attached hereto as Exhibit B.

2.1.2 Testing by QTI. QTI will use its standard commercial quality practices to perform Factory Testing of the Product. The process for Customer’s acceptance of the Product is as specified in Article 8 below. QTI will provide to Customer copies of the Factory Testing results by serial number shipped with the units or electronic access to this data by serial number. Customer may be present at the time QTI conducts Factory Testing and QTI shall provide Customer adequate notice of such planned testing to permit Customer to observe such Factory Testing.

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2.2 Approvals and Certification by Customer.

Customer shall be responsible for all regulatory approvals, qualification and certifications of the Product. Upon request, QTI may provide reasonable assistance, subject to availability of resources.

2.3 Purchase of Products.

Customer hereby irrevocably commits to order a minimum of [***] of the Product. Concurrent with the execution of this Agreement, Customer will issue to QTI a non-cancelable Initial P.O. for at least [***] units of the Product at the pricing set forth in Exhibit B and make timely payment as set forth in Article 4.4 below. Customer will issue follow-on Purchase Orders pursuant to the terms set forth in Exhibit B.

This Agreement shall apply to the Initial Purchase Order and follow-on Purchase Orders accepted by QTI for Product hereunder, unless the Parties expressly agree in writing that this Agreement or a particular provision thereof, does not apply, and each P.O. shall be subject thereto. Each P.O. accepted by QTI in writing and this Agreement shall constitute the entire agreement between Customer and QTI with respect to the manufacture, purchase, sale and delivery of the Product(s) described in such P.O.

2.4 Delivery Schedule.

2.4.1. QTI shall schedule delivery of all units of Product under the Initial Purchase Order by [***].

QTI will use its commercially reasonable efforts to maintain the foregoing schedule, however, Customer acknowledges that the delivery date may be affected by delays in QTI’s ability to procure qualified Product bill of material components. QTI shall use its commercially reasonable efforts to mitigate any delays and shall immediately notify Customer of such delays. If such delay is estimated to be greater than ten (10) days, the parties shall confer to determine alternatives.

2.4.2. For follow-on Purchase Orders accepted by QTI for Product hereunder, the parties will mutually agree upon a delivery schedule in writing, however such delivery shall occur no later than [***] days from the date QTI receives such Purchase Order. Should QTI anticipate a delay in any of the delivery dates, QTI will notify Customer in writing promptly.

2.4.3. If QTI is delayed at any time due to the acts or omissions of Customer or Customer’s failure to order and pay for Product as required hereunder, QTI will be entitled to receive from Customer an equitable adjustment in the schedule. If any such delay is greater than ten (10) business days, QTI will further be entitled to invoice and receive payment of idle time labor hours for any staff member that cannot be reassigned during the delay/downtime at QTI’s then current commercial rates. QTI is not obligated to continue the Work in the event of a delay or stop work issuance that lasts longer than twenty (20) business days and/or if there is a dispute concerning QTI’s equitable adjustment claim that remains unresolved for more than twenty (20) business days. If QTI is required to pay its subcontractor(s) for costs associated with a Customer delay, QTI will be fully reimbursed by Customer.

2.5 Work Coordination.

Customer may request visits to QTI’s facilities to review the Work, including to witness QTI quality procedures or testing as scheduled by QTI. All such requests must be submitted in writing at least five (5) business days in advance. QTI will permit and schedule reasonable requests from Customer for access so as not to interfere with the Work in progress. Contacts relating to technical activities will be coordinated through QTI’s designated Program Manager (Paul Mahoobi). Direct contact with QTI engineers will be permitted only with the concurrence of the QTI Program Manager. (No access to QTI’s subcontractors is permitted without QTI’s prior written consent.)

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ARTICLE 3. DELIVERABLE ITEMS

3.1 Deliverables.

Deliverables and the delivery schedule for the Initial Purchase Order and follow on Purchase Orders are set forth in Exhibit B. If an item is not listed in Exhibit B, QTI has no obligation to deliver such item to Customer. Items purchased under this Agreement for QTI’s use in performing the Work are not deemed to be Deliverables unless and to the extent they are listed as such on Exhibit B, as may be amended from time to time.

3.2 Marking and Packaging.

QTI shall package the Product in bulk for safe arrival to Customer using QTI’s standard procedures and best commercial practices.

Customer will provide QTI, in advance of shipment, any special markings required on packaging and/or shipping documents.

ARTICLE 4. PRICE AND DELIVERY SCHEDULE

4.1 Price and Delivery Schedule.

Customer intends to purchase a minimum of [***] units of Product for QTI’s manufacture hereunder, which includes an additional minimum of [***] units of New Aircards to be purchased on and after the Amended and Restated Effective Date. Unless this Agreement is terminated earlier, QTI shall manufacture and sell the Product to Customer hereunder; provided that (a) QTI uses commercially reasonable efforts to obtain any needed EOL components, as described in Section 9.1; (b) Customer issues P.O.s to QTI for New Aircards after the Amended and Restated Effective Date; and (c) QTI receives such P.O.s for any such units of Products during the Term. The price of Product(s) purchased under the Purchase Orders is set forth on Exhibit B and stated in U.S. Dollars. QTI’s prices do not include any applicable sales, use, excise, value-added and/or withholding taxes, customs, duties, fees, freight, insurance and delivery charges, or any other taxes, fees or charges.

4.2 Additional Orders For Product.

During the Term, Customer may issue Purchase Orders for Product in excess of the Product units set forth in Section 4.1. Customer shall take delivery of all units on the Purchase Order within [***] days of placing a Purchase Order. Customer shall specify in writing delivery dates, delivery locations [(either Kontron or Honeywell-EMS)] and delivery quantities at the time it places each Purchase Order with QTI. Customer’s Business Aviation and Commercial Aviation Divisions shall place separate Purchase Orders. Customer shall deliver a new Purchase Order to QTI for a minimum of [***] units no later than [***] days after QTI’s receipt of Customer’s prior Purchase Order (the “Semi-Yearly Minimum Order Quantity”). Separate Purchase Orders from Customer’s two divisions that are received by QTI within [***] business days of each other may be aggregated to meet the Semi-Yearly Minimum Order Quantity. QTI shall use its commercially reasonable efforts to accept and ship additional Product units in excess of the Product units set forth in, and in accordance with, Section 4.1.

QTI shall be obligated to sell and Customer shall be entitled to place orders for the Original Aircard up until the date that is six months after the date on which QTI first delivers commercial versions of the New Aircard to Customer.

4.3 Payment Terms.

QTI’s payment terms are [***]. QTI will invoice Customer [***].

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4.4 Payment.

4.4.1. Pursuant to the procedure described in Section 9.1, from time-to-time QTI shall issue invoices to Customer for its purchase of end of life components (each, an “EOL Invoice”). The payments made by Customer under each EOL Invoice are non-refundable.

4.4.2 All invoices shall be paid by Customer NET 30 days from the date of Customer’s receipt of QTI’s invoice. Payments due QTI are not contingent on Customer’s receipt of payment from Customer’s end user or other third party. All late payments shall be subject to a late charge of 1% per month or maximum amount permitted by law, whichever is lower, on the unpaid balance.

4.4.3. Payments must be made in U.S. dollars, and shall reference the Agreement number and be sent via wire transfer to:

[***]

4.4.4. If Customer disputes any amount included on any QTI invoice, Customer shall timely pay the undisputed portion of such invoice in accordance with Article 4.4.2 above. Customer shall notify QTI in writing of all disputed amounts, including justification, within thirty (30) days of the date of QTI invoice. The Parties agree to attempt to resolve all such disputes in accordance with Article 23 herein. QTI is not obligated to continue the Work in the event that a disputed invoice (for more than a nominal amount) remains unresolved for greater than thirty (30) days after the payment due date. No late payment charges will accrue during a period that the Parties are attempting in good faith to resolve a dispute.

4.4.5. Customer may not offset any amounts due QTI hereunder against any amounts due from QTI under this Agreement or any other agreement or arrangement between the Parties.

4.4.6. In the event Customer fails to make payments on a timely basis, QTI shall have the right to condition further deliveries of Product(s) and/or acceptance of additional Purchase Orders on Customer’s payment of the full price for Product(s) covered thereby prior to delivery.

4.5 Production Halt.

A “Production Halt” shall mean any period in excess of One Hundred Eighty (180) days during which Customer has not placed Purchase Orders for a minimum order quantity of [***] units. During a Production Halt, Customer shall compensate QTI for all idle labor and floor space associated with the Product at a daily rate of [***], up to a maximum monthly rate of [***], during all Production Halt periods. The Parties do not anticipate a change in these rates, however, should QTI determine in good faith that its costs will exceed the rates stated in the prior sentence for any Production Halt, then QTI shall present its rationale for increasing the rates to Customer and the Parties will mutually agree upon increased rates. When a Production Halt has begun, QTI may complete the delivery and invoicing for any outstanding units against open Purchase Orders received prior to the beginning of the Production Halt. Customer may only initiate one Production Halt during the Term. If Customer initiates more than one Production Halt, then QTI shall be entitled to terminate this Agreement pursuant to Section 17.2(b). In the event QTI terminates this Agreement pursuant to Section 17.2(b), Customer shall have the right to place a last time buy Purchase Order within twenty (20) business days of receiving written notice from QTI of QTI’s intention to terminate this Agreement, and QTI will fulfill such Purchase Order.

ARTICLE 5. TAXES AND DUTIES.

Customer is liable for all applicable taxes, fees, including but not limited to sales, use, excise, or similar taxes levied under federal, state or local tax laws excepting those taxes imposed upon QTI’s income. All

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such taxes and/or fees will be calculated in accordance with the applicable federal, state or local laws. All amounts due QTI will be paid without deduction for any taxes, levies, or charges of any nature which may be imposed. In the event that QTI pays for any such items on behalf of Customer, Customer shall reimburse QTI therefor within thirty (30) days of Customer’s receipt of QTI’s invoice.

ARTICLE 6. DELIVERY, TITLE, RISK OF LOSS.

6.1 Delivery of Product. Subject to QTI’s receipt of payment from Customer for the Purchase Order as required in this Agreement, all deliveries of Product shall be made EXC (INCOTERMS 2010) from QTI’s premises, except that QTI commits to deliver such Product to Customer’s designated carrier. Customer shall select the carrier and shall pay all shipping charges directly to carrier. In the absence of written shipping instructions from Customer, QTI will select the carrier and so notify Customer.

6.2. Title and Risk of Loss. Title to the Product(s) (but not for QTI Intellectual Property or Software) and risk of loss or damage to the Product(s) will pass to Customer free and clear of all liens and encumbrances upon QTI’s delivery of the Product(s) to Customer’s carrier at QTI’s premises.

ARTICLE 7. EXPORT COMPLIANCE ASSURANCE, COMPLIANCE WITH LAWS.

7.1 Export Compliance. Customer acknowledges that all products, proprietary data, know-how, software or other data or information obtained from QTI are subject to the United States (U.S.) government export control laws accordingly their use, export and re-export, may be restricted or prohibited. Customer, therefore, agrees that neither it nor its subsidiaries or affiliates will directly or indirectly export, re-export, transfer, or release, or cause to be exported or re-exported (herein referred to as “export”), any such products, proprietary data, know-how, software or other data or information obtained from QTI or any direct products, proprietary data, know-how, software or other data or information obtained from QTI thereof to any destination or entity prohibited or restricted under U.S. law including but not limited to U.S. government embargoed or sanctioned countries or entities, unless it shall obtain prior to export an authorization from the applicable U.S. government agency (either in writing or as provided by applicable regulation). Customer further agrees that no products, proprietary data, know-how, software or other data or information obtained from QTI or received from QTI will be directly or indirectly employed in missile technology, sensitive nuclear or chemical biological weapons end uses or in any manner transferred to any party for any such end use. This requirement shall survive any termination or expiration of this Agreement or any other agreement with QTI.

QTI shall provide the Export Control Classification Numbers (“ECCN”) and subheadings or munitions list category numbers of any Product component it receives after the Amended and Restated Effective Date. If additional export and import information is needed in connection with the Products or Software, Customer may request such information by sending a request to export.questions@qualcomm.com, and QTI shall promptly respond to such request. QTI agrees to promptly provide the ECCN and subheadings or munitions list category numbers and whether a Product component is controlled under applicable regulations. This requirement shall survive any termination or expiration of this Agreement or any other agreement with QTI.

7.2 Compliance with Laws. Each party shall comply with all applicable required U.S. laws, regulations and codes, in the performance of this Agreement. Nothing contained in this Agreement shall require or permit Customer or QTI to do any act inconsistent with the requirements of: (a) the regulations of the United States Department of Commerce; or (b) the foreign assets controls or foreign transactions controls regulations of the United States Treasury Department; or (c) of any similar United States law, regulation or executive order; or (d) any applicable law or regulation, as the same may be in effect from time to time. Customer will comply with all laws and regulations of the United States of America applicable

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to its activities under this Agreement, including but not limited to U.S. Export Administration Regulations. Further, Customer shall comply with the laws of all countries in which Customer imports any Products in the importation, marketing, sale, distribution, warranty and use thereof. Each party shall indemnify the other party and its officers, directors, employees and permitted assigns and successors against any losses, damages, claims, demands, suits, liabilities, penalties and expenses, (including reasonable attorneys’ fees) that may be sustained by reason of such party’s failure to comply with this Article 7.2.

7.3 Conflict Minerals Policy. QTI has adopted and observes a conflict-free minerals policy. QTI shall provide documentation of QTI’s conflict minerals use status, as reported on the EICC-GeSI Conflict Minerals Reporting Template (CMRT) upon Customer’s request.

ARTICLE 8. INSPECTION; ACCEPTANCE.

Customer shall inspect and either accept or reject Product(s) within sixty (60) days after the date of delivery to the FCA Point. If Customer fails to effectively reject any Product in a written document delivered to QTI stating the reasons therefor within such period, Customer shall be deemed conclusively to have accepted such Product. Customer’s remedy for Product defects during the sixty (60) day period shall be limited to returning the rejected Product in accordance with the RMA Procedures set forth on Exhibit C, and all shipping charges for the return and replacement of rejected Product(s), exclusive of taxes, shall be paid by QTI. Any Product(s) rejected by Customer which are determined to be NTF shall be subject to the NTF procedures and costs set forth on Exhibit C and Article 12.4.4.

ARTICLE 9. MATERIAL PRE-BUY.

In order to ensure that QTI has sufficient components to supply the Product to Customer, Customer and QTI shall agree to manage end-of-life (“EOL”) component procurement pursuant to this Article 9.

9.1 Pre-buy Procedures. Customer and QTI shall both receive EOL material notifications for all components on the Product’s bill of materials. For any QTI sourced EOL parts, QTI will provide Customer with timely notice on EOL issues, and for all other EOL parts, the Parties will be responsive to Customer’s request for regular calls or meetings.

Customer acknowledges that as of the Amended and Restated Effective Date, several components on the Product’s bill of material are EOL. In order to ensure that QTI can comply with its Product delivery commitments in Section 4.1, Customer shall issue a Purchase Order to QTI for EOL components in the amount of $[***] (the amount QTI and Customer agree to be sufficient based on the Parties’ understanding of what parts are EOL as of the Amended and Restated Effective Date and a reasonable estimate of their cost) to manufacture [***] additional units of Product, plus [***] additional units of Product for attrition and RMA support). QTI’s ability to manufacture and sell any additional units of Products beyond the amounts described in the preceding sentence will require Customer to issue one or more additional Purchase Orders, as agreed at the time by the Parties, to enable QTI to purchase EOL components for such additional units. The amount of such Purchase Orders will be an estimate, and if the estimate is insufficient to purchase the EOL parts required to fulfill a Customer Purchase Order for Products, then QTI may request that Customer issue and additional Purchase Order for EOL parts.

QTI shall pre-buy such EOL components on Customer’s behalf, as needed, and hold in a separate and protected inventory location all Product EOL components for the Term. QTI shall buy EOL components only in quantities that enable QTI to make complete units of the Product. [***]. QTI will invoice Customer for EOL components pursuant to the terms of Section 4.4.1.

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Customer acknowledges that the quality of these EOL components may vary, and Customer agrees that, if the EOL components fail or cause substandard performance of the Product and QTI is unable to procure replacement EOL components, then QTI (i) shall have no obligation to fulfill any open Purchase Orders for Product that require the use of such EOL components and (ii) shall have the right to terminate this Agreement. Units of Product containing EOL that are delivered to Customer will be covered by the applicable warranties set forth in Article 12.

9.2 Audit. The Parties will jointly conduct quarterly audits for EOL components held by QTI and owned by Customer. Should an audit find a discrepancy of the EOL components actually held by QTI against what Customer actually paid for, then the Parties will agree upon a reasonable plan of mitigation with all lost or stolen parts being replaced by QTI. Customer shall, upon QTI’s request, provide evidence of the invoices for payment of the EOL material. In the event that replacement components cannot be procured, QTI will bear the cost of re-qualifying a replacement component and/or reengineer the Product for replacement components in order to meet its supply obligations hereunder.

9.3 Pre-buy Credit against Purchase Price. After [***] units of Product have been delivered to Customer, [***], and the Parties shall calculate the per-unit cost of all EOL components purchased up to such date. [***]. However, Customer acknowledges that the design of the New Aircard shall require the use of some components in its manufacture that are different than those used in the manufacture of the Original Aircard. QTI and Customer agree that Customer shall only receive credit towards the per unit price of New Aircards for EOL components that it has pre-bought for the manufacture of the Original Aircard pursuant to Section 9.1 to the extent such EOL components have actually been used by QTI in the manufacture of New Aircards. Any amounts that Customer has expended on EOL components that are only used in the manufacture of the Old Aircards will be forfeited. Customer and QTI shall re-calculate the credit amount twice per year (on February 1 and August 1) during the remainder of the Term, and any additional per-unit EOL material costs shall be added to the per unit amount credited for units of Product sold during the next six-month period.

ARTICLE 10. RESTRICTIONS ON USE OF TRADEMARKS AND LOGOS.

In order that each party may protect its trademarks, trade names, corporate slogans, corporate logo, goodwill and product designations, no party, without the express written consent of the other, shall have the right to use any such marks, names, slogans or designations of the other party, in the sales, lease or advertising of any products or on any product container, component part, business forms, sales, advertising and promotional materials or other business supplies or material, whether in writing, orally or otherwise, except as expressly agreed by the parties. Nothing in this Article 10 shall restrict Customer from distributing Product(s) with the Marks.

ARTICLE 11. PRODUCT USES AND RESTRICTIONS.

Customer acknowledges that the Product is a circuit board module requiring environmental protection. These environmental elements include, but are not limited to, temperature variation, humidity, condensation, lightning strikes, electromagnetic radiation, corrosive agents, ESD, particulates, direct impacts, mechanical shocks and vibrations, and as such, requires Customer to be responsible for the environmental testing of and protection for the Product. QTI shall have no liability for Customer’s failure to design or develop the Product in such a manner that fails to provide it an adequate enclosure or other sufficient environmental protection capabilities for the Product, however QTI shall offer reasonable technical assistance to Customer as requested from time to time (not to exceed two hundred and forty hours (240) in the aggregate) to assist Customer is resolving such issues.

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Customer shall, and shall require its distributors and other customers to market, distribute, sell and use the Product(s) (sublicense in the case of software) solely in accordance with and for the purposes contemplated in this Agreement.

ARTICLE 12. WARRANTY.

No warranty, express or implied, shall apply to the Product, except as provided in this Article 12.

12.1 Services Warranty – by QTI. QTI warrants only to Customer that the Work performed under this Agreement will be performed in a professional and workmanlike manner and in accordance with normal industry standards.

12.2 Pass Through Warranty. Except as provided in Article 12.3 below, no warranty, express or implied, shall extend to the Product, except for any pass-through warranty provisions for components procured by QTI from a third party that are assignable to Customer. The warranty extended to the Product is as provided below.

12.3 Product Warranty. QTI warrants that it has full right, power, and authority to enter into, and to perform fully to the provisions of this Agreement. QTI warrants only to Customer that the Product (excluding the Software contained therein) will (a) be free from defects in material and workmanship under normal use as permitted hereunder and (b) conform to either QTI’s specification PDD: 80-H3633-1. Rev.C or QTI’s specification PDD for the New Aircard, as applicable, for the Warranty Period of twelve (12) months beginning on the date of Customer’s acceptance of such Product. Product delivered to Customer’s business aviation division shall be warranted at the same level as the Product delivered to Customer’s commercial aviation division. QTI shall calculate and publish the RMA rate for actual failures found in Product delivered to Customer’s commercial aviation division on a bi-annual basis (on August 1 and February 1), and such rate shall be used as baseline failure rate (the “Baseline Rate”) for the subsequent one hundred eighty (180) day period for Product delivered to Customer’s business aviation division. If Product delivered to Customer’s business aviation division fail at a rate that exceeds the Baseline Rate, then those units of Product that comprise such excess shall not be covered by the Warranty described in this Section 12.3.

12.3.1 Product Warranty – Software. QTI warrants that the Software contained in the Product will be free from material programming errors that substantially impair the intended operation thereof for the warranty period set forth in Article 12.3 above. In the event of a breach of the above warranty that is reproducible by QTI, QTI shall use reasonable commercial efforts to provide a software work-around or correction.

12.3.2 Product Warranty – Exclusions. No warranty, express or implied, shall extend to any Software or any Product which has been subjected to misuse, neglect, accident, or improper storage or installation or which has been repaired, modified, or altered by anyone other than QTI or QTI’s authorized representative, other than in the standard manufacturing process, or any Software or any Product which has not properly protected from operating conditions outside of QTI product specification PDD: 80-H3633-1. Rev. C or QTI’s product specification for the New Aircard, as applicable. In addition, unless approved in writing by QTI the warranty does not extend to any Product which is attached to or used with accessories, batteries, connectors, cabling or other items not provided or approved by QTI. Product is not specifically warranted to be appropriate for incorporation and use in any other product or for any use prohibited in the applicable Documentation. Customer hereby acknowledges and agrees that it has not relied on any representations or warranties other than those expressly set forth herein.

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QTI hereby acknowledges that the Products will be incorporated into Customer’s products. QTI further acknowledges that Customer’s products are attached to or used with accessories, batteries, connectors, cabling or other items. QTI extends the warranty in Section 12.3 of the Agreement to such Products, so long as the Customer products, accessories, batteries, connectors, cabling or other items that such Products are attached to, used with or incorporated into properly protects such Products from operating conditions that fall outside those specified in QTI product specification PDD: 80-H3633-1. Rev. C or QTI’s product specification for the New Aircard, as applicable.

12.3.3 Warranty Process. In the event of an alleged defect of Product covered by warranty, Customer shall obtain an RMA Number and return the Product(s) in accordance with the RMA Procedures within thirty (30) days after the issuance of the RMA Number. If Products returned by Customer in accordance with the RMA Procedures are determined by QTI to be defective and covered by warranty, QTI shall use reasonable commercial efforts to, within thirty (30) days of receipt of such Products, at its option, repair or replace such Products and ship such Products to Customer at QTI’s expense (excluding taxes and customs duties imposed in connection with the return of Products if applicable) or, if QTI determines that it is unable to repair or replace such Products, QTI shall credit to Customer’s account the amount of the unit price. QTI shall have the right to ship as a replacement a Factory Refurbished Unit. QTI’s obligation to effect the warranty remedy set forth herein shall be subject to Customer’s shipment of defective Products in strict accordance with the RMA Procedures.

12.3.4 Product Warranty – No Trouble Found/NTF. If Customer’s levels of NTF returns are reasonably determined by QTI to be excessive, Customer shall be notified and thereafter billed the sum of Three Hundred dollars ($300.00) per occurrence for the NTF evaluation. Customer shall pay for shipping to and from QTI for all NTF units.

12.3.5 Product Warranty – Returned Product Not Covered by Warranty. In the event Products not covered by warranty can be economically repaired, QTI shall contact Customer for authorization to repair and provide an estimate of the costs therefor, based on the cost of repair plus an Evaluation Fee of One Hundred Twenty dollars (US$120.00). If authorized by Customer, QTI shall attempt to repair such Products within the estimate and return same to Customer at Customer’s cost. Customer shall pay for such repair upon invoice from QTI. If QTI is unable to repair non-warranted Products, or Customer does not authorize repair, QTI will return same to Customer at Customer’s cost or scrap the same without liability to Customer.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 12, QTI MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO COMPONENTS, PRODUCT(S), SOFTWARE, OR DOCUMENTATION, OR ANY OTHER INFORMATION OR SERVICES PROVIDED HEREUNDER, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT, WHETHER ARISING FROM LAW, CUSTOM OR CONDUCT, AND THE RIGHTS AND REMEDIES PROVIDED HEREIN ARE EXCLUSIVE AND IN LIEU OF ANY OTHER RIGHTS OR REMEDIES RELATED TO THE DESIGN, MANUFACTURE, DUPLICATION, MATERIALS, WORKMANSHIP, DOCUMENTATION, SERVICES, INFORMATION OR COMFORMANCE TO ANY SPECIFICATION REQURIEMENTS, WHETHER IN AN ACTION FOR OR ARISING OUT OF BREACH OF CONTRACT, TORT OR ANY OTHER CAUSE OF ACTION.

ARTICLE 13. RESERVED.

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ARTICLE 14. QTI SOFTWARE LICENSE.

Product(s) sold hereunder may contain or be accompanied by Software and, except as otherwise expressly provided herein, all references to “Product(s)” herein shall be deemed to include the accompanying Software, provided that nothing herein shall be construed as the sale of, or passage of title in, any Software or any other intellectual property embedded in the Products to Customer. QTI hereby grants to Customer a non-exclusive, worldwide license to sublicense the Software and to use the Software (in object form only) solely as included and intended to be used in the Products purchased by Customer from QTI and for use only in the manner which QTI intends the Software to be used, for the duration of the useful life of such Product(s) and subject to the terms and conditions of this Agreement. Customer shall not and shall not permit any third party to, without the prior written consent of QTI: (i) alter, modify, translate, or adapt any Software or create any derivative works based thereon; (ii) copy any Software; (iii) assign, sublicense or otherwise transfer the Software in whole or in part, except as permitted herein; (iv) use the Software except as specifically contemplated in this Agreement; or (v) disclose the Software to any third party. The entire right, title and interest in the Software shall remain with QTI, and Customer shall not remove any copyright notices or other legends from the Software or any accompanying documentation. Customer may reproduce and distribute any Documentation provided by QTI for distribution with the Product, in whole or in part, for purposes related to the operation, maintenance or sale thereof.

Customer may sublicense to its distributors the right to further sublicense to bona fide end user customers the right to use the Software only as incorporated in the Product, subject to terms at least as protective of QTI’s rights therein as set forth in this Agreement and such right shall survive termination or expiration of such Agreements and last for the duration of the useful life of the Product. If Customer, and Customer’s distributors, do not take reasonable steps to enforce their rights under such software sublicense agreements, Customer shall take all reasonable steps necessary to ensure that the right to enforce such software sublicense agreements is transferred and assigned to QTI.

Customer shall use the Products and Software contained therein or furnished by QTI solely in accordance with and for the purposes specifically contemplated in the terms of this Agreement or the Development Agreement. Customer shall not, and shall not permit any third party to, directly or indirectly, alter, modify, translate, or adapt any Product or Software contained therein or create any derivative works based thereon, disassemble, decompose, reverse engineer, or analyze the physical construction of, any Products or Software or any component thereof for any purpose, except as permitted under a Design Transfer Agreement.

ARTICLE 15. CHANGES.

Customer may, during the Term and by written request issued by Customer, request changes to the Work, including changes to the delivery schedule and quantities ordered. All such change orders will be sent to the attention of a QTI’s designated Program Manager (Paul Mahoobi).

QTI will use reasonable commercial efforts to submit a proposal to the Customer that includes the estimated costs and schedule impact associated with such change within twenty (20) business days of QTI’s receipt of the written request. If QTI’s proposal is approved in writing by Customer, the Parties will amend this Agreement and each party will sign such amendment prior to QTI’s implementation of the change. QTI is not obligated to proceed with any change order request from Customer until such time as an amendment to the Agreement has been fully executed between the Parties.

ARTICLE 16. TERM.

This Agreement shall commence on the Effective Date and shall terminate five years after the Amended and Restated Effective Date (the “Term”). QTI and Customer may mutually agree in writing to modify the Term; provided that if (i) Customer provides written notice no less than [***] days before the end of the Term that it desires to extend the Term by an additional year and (ii) concurrent with such notice, Customer

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issues an irrevocable P.O. for at least [***] additional units of Product; then QTI shall agree to extend the Term such that it terminates six years after the Amended and Restated Effective Date. QTI’s obligation to extend the Term described in the preceding sentence is expressly conditioned on its ability to obtain EOL parts for such irrevocable P.O. for at least [***] units of Product, pursuant to the process described in Section 9.1.

ARTICLE 17. TERMINATION.

17.1. The occurrence of any of the following shall constitute a material default and breach of this Agreement and shall allow the non-defaulting party to terminate this Agreement after the expiration of the applicable period of cure, if any;

17.1.1 Any unauthorized material disclosure of either party’s Information as set forth in Article 20 below, shall allow the non-defaulting party to terminate immediately;

17.1.2 Any unauthorized use of the Product, misuse of the Marks, or performance by Customer of unauthorized modifications to the Product not contemplated by this Agreement, the Development Agreement or a permitted Design Transfer Agreement, that have a material adverse effect on QTI shall permit QTI to terminate immediately;

17.1.3 The dissolution, liquidation or discontinuance of business operations of either party shall permit the other party to terminate immediately;

17.1.4 Any material default by either party of an obligation, condition or covenant of this Agreement which is not cured within thirty (30) days after the date the other party notifies the defaulting party in writing of such default;

17.2. QTI may terminate this Agreement at any time after delivery of Products under any Purchase Order if: (a) Customer fails to take delivery of a minimum of [***] units during any year of this Agreement following the Amended and Restated Effective Date (a year being measured as the period between the anniversaries of the Effective Date)); (b) Customer has effected two Production Halts during the Term; (c) EOL components fail as described in Section 9.1; or (d) QTI has terminated the Development Agreement pursuant to Customer’s breach of its obligations under Section 3.1(c) of that agreement. In the event QTI elects to terminate the Agreement pursuant to Section 17.2(a), it shall provide Customer with ninety (90) days prior written notice (the “Notice Period”). If during the Notice Period, Customer places Purchase Orders in quantities necessary to meet the minimum purchase commitment of [***] units, QTI shall withdraw its election to terminate the Agreement.

17.3 In the event this Agreement is terminated for any reason except for default by QTI, QTI is entitled to receive payment for actual hours worked multiplied by the appropriate labor category to the date of termination, any Costs accrued as of the termination date, not to exceed the amounts remaining on accepted open Purchase Orders. Payment shall be due in full to QTI within thirty (30) days of QTI’s submittal of final invoice to Customer in accordance with Article 4 herein.

17.4. In the event of termination of this Agreement for any reason, each Party may retain that furnished Material of the other Party necessary for maintaining the Product that has already been purchased hereunder and any deployed services associated with such Product. Any use of the other Party’s furnished Material for use other than the maintenance of existing Products and services is strictly prohibited. All Material held in the possession of the other Party shall continue to be subject to the terms and conditions of the NDA. In addition, QTI shall perform an audit within the ninety (90) days after the termination date of all pre-purchased materials. The Parties will mutually determine the best method for Customer to transfer all pre-purchased material to Customer or to a new third-party manufacturer for the purpose of manufacturing any additional units of Product.

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17.5. In the event of termination of this Agreement for any reason except Customer’s default, QTI will deliver to Customer all Products which have been completed, subject to QTI’s receipt of Customer’s payment in full of the final invoice to Customer. In such event, Customer shall have the right to sell all remaining inventory to customers pursuant to the applicable terms and conditions herein. If Customer has made prepayments for any Products that have not and will not be delivered to Customer due to the termination of this Agreement, QTI shall refund such prepayments (less any offsets pursuant to Section 17.3 of this Agreement) within thirty (30) days of the date of termination.

ARTICLE 18. LIMITATION OF LIABILITY.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR END USER OR ANY THIRD PARTY, NOR SHALL CUSTOMER BE LIABLE TO QTI FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO ANY LOST PROFITS, LOST SAVINGS, OR OTHER INCIDENTAL DAMAGES, ARISING OUT OF THE USE OR INABILITY TO USE, OR THE DELIVERY OR FAILURE TO DELIVER, ANY OF THE PRODUCT OR ANY SOFTWARE OR DOCUMENTATION, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY SHALL REMAIN IN FULL FORCE AND EFFECT REGARDLESS OF WHETHER CUSTOMER’S REMEDIES HEREUNDER ARE DETERMINED TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE. FURTHER, EXCLUDING BREACHES OF SECTION 20, AND QTI’S INDEMNITY OBLIGATIONS UNDER THE PRIOR AGREEMENT FOR PRODUCTS AND SERVICES SOLD TO CUSTOMER PRIOR TO THE AMENDED AND RESTATED EFFECTIVE DATE, THE ENTIRE LIABILITY OF EACH PARTY FOR ANY CLAIM OR CAUSE OF ACTION ARISING HEREUNDER (WHETHER IN CONTRACT, TORT, OR OTHERWISE) SHALL NOT EXCEED THE AMOUNTS INVOICED OR ACTUALLY PAID TO QTI BY CUSTOMER UNDER THIS AGREEMENT.

ARTICLE 19. INDEMNIFICATION.

19.1 By QTI — Infringement. QUALCOMM shall indemnify, defend, and hold harmless Customer, its Affiliates, and their directors, officers, agents and employees, from and against all losses, claims, demands, damages and expenses, including reasonable attorneys’ fees (collectively, “Losses”) arising out of or related to any claim that the Product of Software infringes or violates any patent, trademark, copyright, trade secret or other intellectual property rights of any third party.

19.2 By Customer — Infringement. Customer shall indemnify, defend, and hold harmless QTI, its Affiliates, and their directors, officers, agents and employees, from and against all Losses arising out of or related to any claim of infringement or violation of any patent, trademark, copyright, trade secret or other intellectual property rights of any third party arising out of related to: (a) Customer’s modification of any Product(s) or (b) any markings, logos or features on the Products other than the Marks.

19.3 Procedure for Indemnification. With respect to indemnification pursuant to Article 19.1 or 19.2, (a) the indemnified party shall give the indemnifying party prompt written notice of any claim or action for which the indemnified party is claiming indemnification hereunder; (b) the indemnifying party shall be given the opportunity to control the defense or settlement of each such claim or action; and (c) the indemnified party shall cooperate with, and provide reasonable information and assistance to, the indemnifying party in the defense and/or settlement of each such claim or action at the indemnifying party’s expense, provided that failure to comply with (a), (b) and (c) shall not affect the indemnifying party’s

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obligation hereunder unless and to the extent the indemnifying party is materially prejudiced thereby. The indemnifying party shall pay all sums, including without limitation reasonable attorneys’ fees, damages, losses, liabilities, expenses, and other costs, that by final judgment or decree, or in settlement of any suit or claim to such indemnifying party agrees, may be assigned against the indemnified party, its Affiliates, directors, officers, managers, members, agents, and employees on account of the claim indemnified against.

ARTICLE 20. RESTRICTIONS ON INFORMATION DISCLOSURE AND USE.

All documentation and technical and business information and intellectual property in whatever form recorded that a party does not wish to disclose without restriction (“Information”) shall remain the property of the furnishing party and may be used by the receiving party only as set forth herein. The Information and the terms of this Agreement are deemed Information under the Mutual Nondisclosure Agreement dated as of September 14, 2004 between QUALCOMM Incorporated and Customer, as amended (the “NDA”). The NDA is incorporated herein and will continue to govern Information exchanged during the term of this Agreement. If there is any conflict between the provisions of the NDA and this Agreement, this Agreement will govern. A recipient of Information will not be in violation of NDA with regard to a disclosure that is in response to an order by a court or other governmental body or to the extent required by the Securities and Exchange Commission in a securities filing. Those provisions of the NDA that are stated to survive termination, will survive termination of this Agreement.

ARTICLE 21. INSURANCE.

Each party shall at all times, at its own cost and expense, carry and maintain the insurance coverage required by law and commercially standard in the jurisdiction(s) and industry(ies) in which it transacts business.

ARTICLE 22. ASSIGNMENT.

22.1 Customer acknowledges and agrees that the Agreement is assigned from QUALCOMM Incorporated (“Qualcomm”) to QTI, and QTI is successor to any and all rights and obligations hereunder. In addition, Customer, on behalf of itself, its affiliates, agents, successors and assigns, does hereby fully and forever release and discharge Qualcomm from any and all claims, liabilities, obligations, actions and causes of action against Qualcomm (each, a “Claim”), whether fixed or contingent, known or unknown, presently existing or which, through the passage of time, might arise in the future, related to or arising out of Qualcomm’s performance of its obligations under the Prior Agreement. Customer hereby expressly waives all rights under Section 1542 of the Civil Code of the State of California, and under any and all similar laws of any governmental entity, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” In consideration for the foregoing release, QTI agrees that Customer is entitled to pursue any Claim it may have under the Agreement (including but not limited to claims under the Prior Agreement) against QTI.

22.2 Neither this Agreement nor any rights, duties or interest herein, shall be assigned, transferred, pledged or hypothecated or otherwise conveyed by either party without the other party’s prior written consent which shall not be unreasonably delayed or withheld. Notwithstanding, QTI shall have the right to (i) subcontract the procurement of Materials, manufacturing and/or testing of the Product to a third party and (ii) transfer this Agreement in connection with any transfer by QTI to any Affiliate. For purposes of this Article, “assignment” shall be deemed to include any transaction or series of transactions which results in an aggregate change in ownership or control of more than fifty percent (50%) of the party. Any attempted assignment or delegation in contravention of this Article shall be void.

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ARTICLE 23. DISPUTE RESOLUTION, APPLICABLE LAW, VENUE.

23.1 In the event of any dispute or claim hereunder, the Parties shall attempt to reach resolution thereof through good faith negotiation, including involvement of the senior management of each party. In the event that such negotiation is not commenced within thirty (30) days after a request therefor by either party, or the failure of the Parties to reach resolution within sixty (60) days after commencement of such negotiations, either party may pursue its legal remedies.

23.2. The interpretation, validity and enforcement of this Agreement shall be governed by the laws of the State of California, USA, excluding the U.N. Convention on International Sale of Goods, and without regard to conflict of laws principles. The prevailing party in any legal proceeding shall be entitled to recover its reasonable attorneys’ fees incurred in connection therewith.

ARTICLE 24. FORCE MAJEURE.

Any delay and/or failure in performance shall not be deemed a breach hereof when such delay or failure is caused by or due to causes beyond the reasonable control and without negligence of the party charged with such performance hereunder, including, but not limited to, fire, earthquake, flood, accidents, explosions, acts of God and acts of governmental authority or acts of war, power outages, power shortages, acts of terrorism, or acts of a civil or military authority (“Force Majeure”). The party claiming Force Majeure shall notify the other party, in writing, within ten (10) days after the occurrence of the Force Majeure event specifying the nature and anticipated duration of the delay. The party claiming Force Majeure shall use commercially reasonable efforts to avoid or minimize the effects of delay or non-performance and this Agreement shall be amended to take into account the delay caused by the Force Majeure event. Notwithstanding the foregoing, in the event any delay extends for a period of more than six (6) months, either party shall have the right to terminate this Agreement by written notice to the party claiming Force Majeure.

ARTICLE 25. NOTICES.

Except as otherwise expressly provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows; with notice deemed given as indicated: (i) by Federal Express or other overnight courier, upon written verification of receipt as evidenced by the courier’s delivery record; or (ii) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or to such other address as either party may specify in writing.

If to QTI:	If to Customer:

QUALCOMM TECHNOLOGIES, INC. 5775 MOREHOUSE DRIVE SAN DIEGO, CALIFORNIA 92121 Attn: Ray Kaesbauer	GOGO LLC 1250 NORTH ARLINGTON HEIGHTS RD. SUITE 500 ITASCA IL 60143 ATTENTION: CFO

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ARTICLE 26. INDEPENDENT CONTRACTORS RELATIONSHIP.

The relationship between the parties under this Agreement is solely that of independent contractors, and neither party is an employer, employee, owner, agent, franchisor, franchisee or representative of the other party. Neither party is authorized or empowered to represent the other party, nor to transact business, incur obligations or buy goods in the other party’s name or for the other party’s account. This Agreement does not constitute, and shall not be deemed to constitute a joint venture or partnership between the parties hereto, and neither party shall be deemed to be an agent of the other, or have authority to bind, obligate or make an agreement for the other party.

ARTICLE 27. NON-EXCLUSIVITY.

Both Parties acknowledge and agree that this is a non-exclusive Agreement (except as expressed in the Development Agreement) and QTI reserves the right to manufacture and sell other data communications products that utilize the Product as a core communications component to other parties at its sole discretion (except as expressed in the Development Agreement).

ARTICLE 28. MISCELLANEOUS PROVISIONS.

28.1 No addition to or modification of this Agreement shall be effective unless made in writing and signed by the duly authorized respective representatives of QTI and Customer.

28.2 Any delay or failure to enforce at any time any provision of this Agreement shall not constitute a waiver of the right thereafter to enforce each and every provision thereof.

28.3 If any of the provisions of this Agreement is determined to be invalid, illegal, or otherwise unenforceable, the remaining provisions shall remain in full force and effect.

28.4 The Parties’ rights and obligations which by their sense and context are intended to survive any termination or expiration of this Agreement shall so survive, including but not limited to Articles 4.4, 5, 7, 11, 12, 13, 14.1, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27 and 28.

28.5 This Agreement may be executed in counterparts, by facsimile, or both, each of which will be considered an original, but all of which together will constitute the same instrument. If executed via facsimile, the party so executing agrees to send the original to the other party via Federal Express or other overnight courier to the address designated in Article 25.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed below effective as Effective Date.

Qualcomm Technologies, Inc.		Gogo LLC

By:	/s/ Steve Sprigg	By:	/s/ Patrick J. Walsh
Name:	Steve Sprigg	Name:	Patrick J. Walsh
Title:	SVP Engineering	Title:	SVP Engineering

ATTACHMENTS:

Exhibit A – Design Documentation

Exhibit B – Pricing / Delivery Schedule

Exhibit C – RMA Procedures

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EXHIBIT A

DESIGN DOCUMENTATION

1.	Bill of Materials (BOM) with Manufacturer and Manufacturer Part Numbers

2.	Development Platform Specification

3.	Factory and Quality Test Procedures (ATPs)

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EXHIBIT B

QUANTITY/PRICING/DELIVERY SCHEDULE

I.	Product Pricing:

*Unit Price (USD)
[***]	[***]
[***]	[***]

*	Assumes no major design changes.

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EXHIBIT C

RMA (Return Material Authorization) Procedures

for QTI Aircards

Prior to Requesting an RMA

1. Customer personnel must be registered with QTI Customer Service to submit a request for RMA. To obtain registration status, Customer must email QTI Customer Service at                         . (A list of authorized personnel that can obtain RMAs from QTI should be provided in advance, if possible, by Customer).

2. Customer personnel will receive an email confirmation that they have been authorized to submit RMAs.

RMA Procedure

1. Customer should REQUEST an RMA from QTI using one of the following methods:

•	EMAIL QTI Customer Service . Be sure to include “RMA Request” in the subject field.

Or

•	Request a hardcopy RMA form comm-sa@QTI.com.

COMPLETE the hardcopy RMA form and FAX the form to QTI Customer Service                     or send it as an attachment in an email to                    . Be sure to include the original Purchase Order Number or Contract Name/Number on this Form.

2. The QTI Customer Service Representative will log the information into QTI’s call tracking software system, which automatically assigns a case number for the RMA request. Please note, this is not the RMA number. The RMA number will be assigned if all warranty criteria have been met. Please include a description of the problem and the RMA documentation with the part(s) to be repaired.

3. Customer will RECEIVE a confirmation and case number for the RMA request from QTI Customer Service via email.

4. Customer will RECEIVE an RMA number, shipping instructions, and RMA confirmation documents from QTI Customer Service via email or fax.

5. Customer must package the RMA part(s) for shipment for safe arrival at QTI, including the following:

a)	Package part(s) in accordance with professional packing standards. Part(s) must be packaged in original box or equivalent container. If applicable, external box should be suitable for international shipment or Freight Forwarder equivalent.

b)	Enclose the RMA form, the description of the failure, and a copy of the RMA documentation received from QTI in each shipping container. If applicable, enclose any exportation documentation for customs purposes.

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c)	Write the RMA number(s) on the outside of each container. If reusing shipping containers, remove previous stickers and labeling.

d)	Verify the “Ship TO” address is visible on the outside of each container.

6. Customer must SHIP the RMA part(s) per QTI shipping instructions indicated on the RMA documentation.

Please refer to the applicable contract agreement with QTI to determine the responsible party and schedule for payment of associated shipping costs (i.e., customs clearance, freight costs, and associated duties and taxes) required for transport or parts(s) to and from QTI; and for Repair Evaluation Fees and Repair Fees, and NTF occurrences.

7. For tracking purposes, Customer must OBTAIN the Airway Bill (AWB) number from the freight forwarder and email both the AWB number and the associated RMA number to QTI Customer Service at status.rma@QTI.com shipment.

8. QTI will notify Customer of estimated ship schedule for repaired part(s) via email.

9. Customer should CONFIRM the receipt of the repaired product(s) and validate the functionality of the part(s) by sending email to status.rma@QTI.com.

10. Upon receipt of Customer’s confirmation, QTI will close the Case and the RMA. If confirmation has not been received in thirty (30) days from date of shipment, QTI will close the case and the RMA accordingly.

This Procedure may change from time to time in QTI’s sole discretion. Customer should contact QTI for questions.

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